Exhibit 10.5

REDACTED COPY

ADDENDUM TO DEVELOPMENT AND SUPPLY AGREEMENT

This Addendum (the “Addendum”) to the DEVELOPMENT AND SUPPLY AGREEMENT dated [March 24, 2023] (the “Agreement”) is entered into as of [August 9, 2023], by and among Vision Opportunity Fund LP (“Original Client”), New Vision 101 LLC (“Assignee Client”), and Inno Metal Studs Corp (“Inno”).

WHEREAS, the Original Client entered into the Agreement with Inno and now wishes to assign its rights, obligations, and interests under the Agreement to Assignee Client;

WHEREAS, Assignee Client is willing to assume such rights, obligations, and interests under the Agreement;

WHEREAS, Inno consents to such assignment and the parties collectively wish to modify certain terms and conditions of the Agreement as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignment to New Vision 101 LLC: The Original Client hereby assigns all its rights, obligations, and interests under the Agreement to the Assignee Client, who is the owner and general partner of the Original Client. From the date of this Addendum, New Vision 101 LLC shall assume all rights and obligations of the Original Client under the Agreement. Consequently, Vision Opportunity Fund LP shall be released from all obligations under the Agreement from and after the date of this Addendum.

2.	Loan Assistance: Notwithstanding any provision in the Agreement to the contrary, Inno shall no longer have any obligation or responsibility to assist the Assignee Client in obtaining any construction loan related to the Project. Sections 1.1.11 and 1.5 of the Agreement are entirely removed.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

3.	The Payment Schedule:

Section 2.2.3 of the Agreement shall be removed entirely, and Section 2.2.1, 2.2.2, and 2.2.4 of the Agreement shall be replaced in their entirety with the following:

2.2.1. During the preparation period before obtaining permits, Client shall make down payment equal to [***] of the Total Fee (“Down Payment”) to be due within [***]. Down Payment is not refundable. However, if Inno fails to obtain required permits and licenses, Inno needs to return the deposit.

2.2.2. After commencing the project officially, Inno shall provide a detailed draw request of line items with inspector’s signature by the last day of each month. Based on the monthly progress report, which is inspected, signed and accepted by an inspector engaged or assigned by the Client, Inno has the right to receive payments and the Client is obligated to pay the amount. Title and risk to all equipment and materials to be incorporated into the Project shall pass to Client upon delivery of such equipment and materials to the Project site.

2.2.4. Client shall response, approve, and pay the funds within five (5) business days after receiving each draw request. The down payment and all other progress payments are NOT Refundable, unless Inno fails to obtain required permits and licenses.

4.	Rights to Terminate. Section 4 shall be replaced in its entirety with the following: Unless otherwise stated under the terms of this Agreement, no party has the right to terminate this Agreement unless mutually agreed upon in writing by both parties. However, if Inno fails to obtain required permits and licenses, the agreement should be terminated automatically.

5.	Ownership of Designs and Drawings: All drawings, designs, and related materials associated with the Project, whether prepared by or on behalf of lnno, shall remain the exclusive property of Inno. The Assignee Client is prohibited from using, reproducing, or permitting the use or reproduction of any such drawings, designs, or related materials for any purpose other than the construction of the Project, without the prior written consent of Inno.

6.	Supplier Role: Inno’s responsibility with respect to the Project is expressly limited to the provision of framing and/or other construction materials. Any other services or responsibilities of Inno not explicitly stipulated in the Agreement or this Addendum are hereby excluded.

7.	Effect of Addendum: Except as explicitly amended by this Addendum, all terms and conditions of the Agreement are to remain in full force and effect. Should there be any discrepancies between this Addendum and the Agreement, the stipulations of this Addendum shall take precedence.

8.	Entire Agreement: This Addendum, together with the Agreement, encapsulates the whole understanding between the parties regarding the subject matter and supersedes any prior discussions, negotiations, understandings, and agreements between the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

[Signature Page]

New Vision 101 LLC

By:	/s/ Wen Hua	Name:	Wen Hua
Title:	president

Vision Opportunity Fund LP

By:	/s/ Wen Hua	Name:	Wen Hua
Title:	General Partner

Inno Metals Studs Corp

By:	/s/ Dekui Liu	Name:	Dekui Liu
Title:	CEO

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